EXHIBIT 11

                           RJR NABISCO HOLDINGS CORP.
                       COMPUTATIONS OF EARNINGS PER SHARE
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                           YEAR ENDED                  YEAR ENDED                   YEAR ENDED
                                          DECEMBER 31,                DECEMBER 31,                 DECEMBER 31,
                                             1995(A)                     1994(A)                     1993(A)
                                    -------------------------   -------------------------   --------------------------
                                     PRIMARY    FULLY DILUTED    PRIMARY    FULLY DILUTED   PRIMARY(B)   FULLY DILUTED
                                    ---------   -------------   ---------   -------------   ----------   -------------
Average number of common and
 common equivalent shares
 outstanding during the period (in
 thousands):
 Common stock issued and
   outstanding at beginning of
   period (excluding shares
   related to value of restricted
     stock not earned)............    325,107       325,107       269,602       269,602       268,930        268,930
 Average number of shares of
   common stock issued during the
     period.......................        223           223           669           669           708            708
 Average number of shares related
   to value of restricted stock
   earned during the period.......        146           146           135           135           201            201
 Average number of stock options
   outstanding during the period
   and shares issuable under
   performance shares granted.....      1,167         1,320         2,483         2,726            --          1,243
 Average number of shares issuable
   on conversion of redeemable
   convertible preferred stock....         --            --            --            --            --          2,100
 Average number of shares issuable
   on conversion of senior
   converting debentures..........         --            --            --            --            --          1,110
 ESOP convertible preferred
  stock...........................         --         3,032            --         3,094            --          3,122
 Average number of Series C
   Depositary Shares issued during
   the period(C)..................         --            --        34,736        34,736            --             --
                                    ---------   -------------   ---------   -------------   ----------   -------------
 Average number of common and
   common equivalent shares
   outstanding during the period
   (in thousands).................    326,643       329,828       307,625       310,962       269,839        277,414
                                    ---------   -------------   ---------   -------------   ----------   -------------
                                    ---------   -------------   ---------   -------------   ----------   -------------
Net income (loss) applicable to
 common stock:
 Income (loss) before
   extraordinary item.............  $     627     $     627     $     764     $     764     $      (3 )    $      (3)
 Interest on senior converting
   debentures (net of income
   taxes).........................         --            --            --            --            --             17
 Preferred stock dividends........       (110)          (95)         (131)         (116)          (68 )          (43)
 Income tax benefit on ESOP
   convertible preferred stock
   dividends......................         --            (3)           --            (2)           --             (1)
                                    ---------   -------------   ---------   -------------   ----------   -------------
 Income (loss) before
   extraordinary item applicable
   to common stock................        517           529           633           646           (71 )          (30)
 Extraordinary item--loss on early
   extinguishments of debt, net of
income taxes and minority
  interest........................        (16)          (16)         (245)         (245)         (142 )         (142)
                                    ---------   -------------   ---------   -------------   ----------   -------------
 Net income (loss) applicable to
   common stock...................  $     501     $     513     $     388     $     401     $    (213 )    $    (172)
                                    ---------   -------------   ---------   -------------   ----------   -------------
                                    ---------   -------------   ---------   -------------   ----------   -------------
Net income (loss) per common and
 common equivalent share:
 Income (loss) before
   extraordinary item.............  $    1.58     $    1.60     $    2.06     $    2.08     $   (0.26 )    $   (0.11)
 Extraordinary item...............      (0.05)        (0.05)        (0.79)        (0.78)        (0.53 )        (0.51)
                                    ---------   -------------   ---------   -------------   ----------   -------------
 Net income (loss)................  $    1.53     $    1.55     $    1.27     $    1.30     $   (0.79 )    $   (0.62)
                                    ---------   -------------   ---------   -------------   ----------   -------------
                                    ---------   -------------   ---------   -------------   ----------   -------------

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(A) The calculations of fully diluted earnings per share are antidilutive;
    therefore, primary earnings per share are used for financial statement purposes. The stockholders of RJRN Holdings approved a one-for-five reverse split of the Common Stock on April 12, 1995. Approximately, all amounts have been restated to reflect such reverse split.

(B) The net loss per common and common equivalent share reported for the year ended December 31, 1993 would have increased by $.91 per share if the weighted average number of shares of Series A Depositary Shares outstanding during the period had been excluded from the earnings per share calculation.

(C) Each Series C Depositary Share represents a one-tenth ownership interest in a share of Series C Preferred Stock of RJRN Holdings.